Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Annual Net Income of $93.8 Million and 9% Annualized Average Loan Growth

Warsaw, Indiana (January 25, 2024) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $93.8 million for the twelve months ended December 31, 2023, versus $103.8 million for the prior year, a decrease of 10%, or $10.1 million. Diluted earnings per share also decreased 10% to $3.65 for the twelve months ended December 31, 2023, versus $4.04 for the comparable period of 2022.

Core operational profitability, a non-GAAP financial measure, for the twelve months ended December 31, 2023 was $101.6 million, a decrease of $2.2 million, or 2%, from the prior year. Core operational diluted earnings per common share for the twelve months ended December 31, 2023 was $3.95, also a decrease of 2%, from the prior year. Core operational profitability excludes $7.8 million, or $0.30 per share, of the overall net impact of the wire fraud loss that occurred during the second quarter of 2023.

Net income was $29.6 million for the three months ended December 31, 2023, an increase of $3.6 million, or 14%, compared with net income of $26.0 million for the three months ended December 31, 2022. Diluted earnings per share of $1.16 for the fourth quarter of 2023 were also a record and increased $0.15 per share, or 15%, compared to $1.01 for the fourth quarter of 2022. On a linked quarter basis, net income increased 17%, or $4.4 million, from third quarter 2023 net income of $25.3 million. Linked quarter earnings per share improved by 18% or $0.18 per share to $0.98 diluted earnings per share.

Net income for the fourth quarter of 2023 benefited from the recognition of $6.3 million, or $0.18 per share, in insurance recoveries and loss recoveries associated with the wire fraud loss that occurred during the second quarter of 2023. Insurance recoveries of $5.0 million and $1.3 million in loss recoveries from a Hong Kong bank were recognized during the fourth quarter of 2023. These recoveries exceeded what was estimated at the end of the second quarter. Adjusting for these recoveries, the company's core operational profitability, a non-GAAP financial measure that excludes the impact of the wire fraud loss and other related effects, was $25.2 million for the fourth quarter of 2023, representing a $758,000, or 3%, decrease compared to the fourth quarter of 2022, and a $33,000 decrease compared to the linked third quarter of 2023. Core operational diluted earnings per common share, a non-GAAP financial measure, were $0.98 for the fourth quarter of 2023, a decrease of 3% compared to the fourth quarter of 2022 and equal to the linked third quarter of 2023.

“The Lake City Bank team delivered excellent balance sheet growth in 2023 with strong loan growth accompanied by solid deposit growth. Our expanding relationships with new and existing clients in our growing footprint are very encouraging as we enter 2024. As we have throughout our 152-year history, we continued to deliver on the organic growth strategy that has been at the core of our long-term growth and success,” stated David M. Findlay, Chairman and Chief Executive Officer. “We are looking forward to further growth and expansion as we continue to invest in our people, our Fintech-driven technology platform and our growing branch network, particularly in the Indianapolis market.”

Quarterly Financial Performance

Fourth Quarter 2023 versus Fourth Quarter 2022 highlights:

•Return on average equity of 20.52%, compared to 19.16%
•Return on average assets of 1.80%, compared to 1.63%
•Average loans grew by $316.4 million, or 7%
•Average investments declined by $204.2 million, or 16%
•Unrealized losses from available-for-sale investment securities decreased by $40.7 million, or 19%
•Deposit growth of $259.9 million, or 5%

•Provision expense of $300,000, compared to provision expense of $9.0 million
•Net charge off decline of $3.2 million or 88%
•Nonperforming loan decline by $1.4 million or 8% from $17.1 million to $15.7 million
•Noninterest income increased $6.7 million, or 64%
•Equity increased by $80.9 million, or 14%
•Total risk-based capital ratio of 15.46% compared to 15.07%
•Tangible capital ratio of 9.91%, compared to 8.79%
•Tangible common equity growth of $80.9 million, or 14%

Fourth Quarter 2023 versus Third Quarter 2023 highlights:

•Return on average equity of 20.52%, compared to 16.91%
•Return on average assets of 1.80%, compared to 1.54%
•Average loans grew by $29.9 million, or 1%
•Core deposit growth of $105.5 million, or 2%
•Unrealized losses from available-for-sale investment securities decreased by $91.8 million, or 35%
•Net interest margin expansion of 2 basis points from 3.21% to 3.23%
•Revenue growth of $6.6 million, or 11%
•Nonperforming loans declined by $595,000 from $16.3 million to $15.7 million
•Watch list loans as a percentage of total loans declined to 3.72%, from 3.83%
•Noninterest income increased $6.4 million, or 59%
•Noninterest expense increased $348,000, or 1%
•Equity growth of $92.6 million, or 17%
•Total risk-based capital ratio of 15.46%, compared to 15.13%
•Tangible capital ratio of 9.91%, compared to 8.62%
•Tangible common equity growth of $92.6 million, or 17%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 15.46% at December 31, 2023, compared to 15.07% at December 31, 2022 and 15.13% at September 30, 2023. These capital levels are well in excess of the 10.00% regulatory threshold required to be characterized as “well capitalized” and reflect the company's exceptionally strong capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 9.91% at December 31, 2023, compared to 8.79% at December 31, 2022 and 8.62% at September 30, 2023. Unrealized losses from available-for-sale investment securities were $174.6 million at December 31, 2023, compared to $215.3 million at December 31, 2022 and $266.4 million at September 30, 2023. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, was 11.99% at December 31, 2023, compared to 11.38% at December 31, 2022 and 11.74% at September 30, 2023.

Findlay added, “2023 highlighted the importance of capital strength and liquidity access and we are pleased to report continued growth in all capital ratios and available liquidity. The strength of our balance sheet is outstanding, and we continue to focus on maintaining our fortress balance sheet.”

As announced on January 9, 2024, the board of directors approved a cash dividend for the fourth quarter of $0.48 per share, payable on February 5, 2024, to shareholders of record as of January 25, 2024. The fourth quarter dividend per share represents a 4% increase from the $0.46 dividend per share paid for the third quarter of 2023.

“Our dividend increase reflects our confidence in our future growth and the bank’s overall balance sheet strength. We have a solid foundation to continue our history of a healthy dividend for our shareholders,” commented Kristin L. Pruitt, President.

Loan Portfolio

Average total loans for the twelve months ended December 31, 2023 were $4.81 billion, an increase of $386.5 million, or 9%, from $4.43 billion for the twelve months ended December 31, 2022. Average total loans were $4.88 billion in the fourth quarter of 2023, an increase of $316.4 million, or 7%, from $4.56 billion for the fourth quarter of 2022, and an increase of $29.9 million, or 1%, from $4.85 billion for the third quarter of 2023.

Total loans outstanding increased by $206.1 million, or 4%, from $4.71 billion as of December 31, 2022, to $4.92 billion as of December 31, 2023. On a linked quarter basis, total outstanding loans increased by $45.6 million, or 1%, from $4.87 billion as of September 30, 2023, and were positively impacted by growth in both the commercial and consumer segments of the loan portfolio.

“Our strong loan growth for 2023 demonstrated continued demand from both commercial and consumer borrowers in our Indiana footprint. We experienced robust growth in the Indianapolis market with an emphasis on the commercial real estate sector, primarily in the multifamily and logistics and distribution segments,” noted Findlay. “Our commercial and industrial borrowers continue the conservative approach we have experienced since the pandemic with commercial line usage holding steady at 39% versus 42% a year ago. With average commercial demand deposit levels remaining high, we expect line usage to remain near these low levels. Historically, we regularly saw line usage of 50% or greater.”

Commercial loan originations for the fourth quarter included approximately $434.0 million in loan originations, offset by approximately $397.0 million in commercial loan pay downs. Line of credit usage decreased to 39% at December 31, 2023, compared to 42% at December 31, 2022, and remained unchanged from 39% at September 30, 2023. Total available lines of credit expanded by $222.0 million, or 8%, as compared to a year ago, and line usage decreased by $98.0 million, or 5%, for the same period. The company has limited exposure to commercial office space borrowers, all of which are located in the bank's Indiana markets. Loans totaling $71.2 million for this sector represented 1.5% of total loans at December 31, 2023.

Diversified Deposit Base

The bank's diversified deposit base has remained stable on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	December 31, 2023		September 30, 2023		December 31, 2022
Retail	$1,794,958	31.4%	$1,761,235	31.1%	$1,934,787	35.4%
Commercial	2,227,147	38.9	2,154,853	38.1	2,085,934	38.2
Public fund	1,563,015	27.3	1,563,557	27.7	1,429,872	26.1
Core deposits	5,585,120	97.6	5,479,645	96.9	5,450,593	99.7
Brokered deposits	135,405	2.4	177,430	3.1	10,027	0.3
Total	$5,720,525	100.0%	$5,657,075	100.0%	$5,460,620	100.0%

Total deposits increased $259.9 million, or 5%, from $5.46 billion as of December 31, 2022 to $5.72 billion as of December 31, 2023. The increase in total deposits was driven by an increase in core deposits (which excludes brokered deposits) of $134.5 million, or 2%. Total core deposits were $5.59 billion and represent 98% of total deposits as compared to $5.45 billion and 100%, respectively, at December 31, 2023 and 2022. Brokered deposits were $135.4 million, or 2%, of total deposits at December 31, 2023, compared to $10.0 million, or less than 1%, of total deposits at December 31, 2022. Brokered deposits were $177.4 million, or 3%, of total deposits at September 30, 2023.

The composition of core deposits reflects continued growth in commercial deposits to $2.23 billion, or 39% of total deposits and stability in public fund deposits at $1.56 billion or 27% of total deposits. Retail deposits have contracted by $139.8 million since December 31, 2022 and currently represent 31% of total deposits at $1.79 billion. Net retail outflows since December 31, 2022 reflect the continued utilization of deposits from peak savings levels during 2021.

On a linked quarter basis, total deposits increased $63.5 million, or 1%, from $5.66 billion at September 30, 2023 to $5.72 billion at December 31, 2023. Core deposits increased by $105.5 million, or 2%, while brokered deposits decreased by $42.0 million, or 24%. Linked quarter expansion in core deposits resulted from expansion in commercial deposits of $72.3 million, or 3%, expansion in retail deposits of $33.7 million, or 2%, and were offset by a contraction in public fund deposits, of $542,000, or less than 1%. Demand deposits as a percent of total deposits declined to 24% as compared to 32% at December 31, 2022 and unchanged from 24% at September 30, 2023.

“We are pleased to report continued growth in core deposits during 2023 and in particular during the fourth quarter with $106 million of core deposit growth with an emphasis on commercial deposit growth. Our strong core deposit growth during the quarter resulted in lower wholesale funding needs as compared to the third quarter,” commented Findlay. “Both our commercial and retail banking clients continue to retain liquidity above pre-pandemic levels.”

Average total deposits were $5.80 billion for the fourth quarter of 2023, an increase of $169.6 million, or 3.0%, from $5.63 billion for the fourth quarter of 2022.
On a linked quarter basis, average total deposits increased by $230.1 million, or 4.1%, from $5.57 billion for the third quarter of 2023 to $5.80 billion for the fourth quarter of 2023. Total average interest-bearing deposit accounts drove the increase in linked quarter average deposit growth, increasing $199.8 million, or 7%. Average time deposits increased $96.2 million, or 10%. These increases were offset by decreases in average balances for noninterest bearing checking and savings accounts between the two quarters.

Checking accounts by deposit sector, which include demand deposits and interest-bearing checking accounts, continue to maintain average balances that are higher than pre-pandemic levels. Since December 31, 2019, commercial checking account balances have grown by $1.00 billion, or 90%, retail checking account balances have grown by $279.0 million, or 42%, and public fund checking account balances have grown by $475.0 million, or 57%. Importantly, the number of checking accounts has grown since December 31, 2019 by 19% for commercial checking accounts, by 10% for retail checking accounts and by 19% for public fund checking accounts. Overall, all three sectors have grown in total average balance and in number of accounts since December 31, 2019.

Checking account trends compared to December 31, 2022 demonstrate average checking account balance growth of $151.4 million, or 8%, for commercial checking account balances, offset by a contraction of $135.9 million, or 13%, for retail checking account balances and a contraction of $72.6 million, or 5%, for public fund checking account balances. The number of accounts also has grown for all three segments, with growth of 4% for commercial accounts, 2% for retail accounts and 17% for public fund accounts.

Uninsured deposits not covered by FDIC deposit insurance were 57% as of December 31, 2023, compared to 54% at September 30, 2023, and 56% at December 31, 2022. Uninsured deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (which insures public fund deposits in Indiana), were 31% of total deposits as of December 31, 2023, compared to 28% at September 30, 2023, and 30% as of December 31, 2022. As of December 31, 2023, 98% of deposit accounts had deposit balances less than $250,000.

Liquidity Overview

The bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve Bank Discount Window and the Federal Reserve Bank Term Funding Program. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, Federal Funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of December 31, 2023, the company had access to an aggregate of $3.4 billion in liquidity available from these sources, compared to $3.0 billion at December 31, 2022 and $3.3 billion at September 30, 2023. Utilization from these sources totaled $185.4 million at December 31, 2023, compared to $307.0 million at December 31, 2022, and $267.4 million at September 30, 2023. Core deposits have historically represented, and currently represent, the primary funding resource of the bank.

Investment Portfolio Overview

Total investment securities were $1.18 billion at December 31, 2023, reflecting a decrease of $132.1 million, or 10%, as compared to $1.31 billion at December 31, 2022. On a linked quarter basis, investment securities increased $76.6 million, or 7%, due primarily to improvement in the fair value of available-for-sale securities of $91.8 million. Investment securities represented 18% of total assets on December 31, 2023, compared to 20% on December 31, 2022 and 17% on September 30,

2023. Effective duration for the investment portfolio was 6.5 years at December 31, 2023, compared to 4.0 years at December 31, 2019 and 6.5 years at December 31, 2022. Duration of the portfolio expanded following the deployment of excess liquidity to the investment portfolio and the dramatic rise in interest rates from the recent tightening cycle by the Federal Reserve. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12% to 14% during the period from 2014 through 2020. The company expects the investment securities portfolio as a percentage of assets to continue to decrease over time as the proceeds from pay downs, sales and maturities of these investment securities are used to fund loan portfolio growth and for other general liquidity purposes. Investment portfolio sales of $105.2 million for net losses of $25,000 and investment portfolio cash flows of $71.8 million provided liquidity of $177.0 million during the twelve months ended December 31, 2023. Furthermore, the company anticipates receiving principal and interest cash flows of approximately $103.9 million during 2024.

Net Interest Margin

Net interest margin was 3.23% for the fourth quarter of 2023, representing a 66 basis point contraction from 3.89% for the fourth quarter of 2022. Earning assets yields increased by 84 basis points to 5.96% for the fourth quarter of 2023, up from 5.12% for the fourth quarter of 2022. The increase in earning asset yields was offset by an increase in the company's funding costs as interest expense as a percentage of average earning assets increased to 2.73% for the fourth quarter of 2023 from 1.23% for the fourth quarter of 2022, or an increase of 150 basis points. While earning asset yields have benefited from the 100 basis point rise in the target Federal Funds rate during 2023, the company has experienced an offsetting increase to funding costs, as competition for deposits has increased throughout the industry. Notably, a deposit mix shift from noninterest bearing deposits to interest bearing deposits has further eroded net interest margin, although this trend stabilized during the second half of 2023 with noninterest bearing deposits as a percentage of total deposits holding steady at 24% at the end of the fourth quarter of 2023.

Linked quarter net interest margin expanded by 2 basis points to 3.23% for the fourth quarter of 2023, compared to 3.21% for the third quarter of 2023. Average earning asset yields increased by 15 basis points from 5.81% during the third quarter of 2023 to 5.96% during the fourth quarter of 2023 and were offset by a 13 basis point increase in interest expense as a percentage of average earning assets. This increase in interest expense was driven by continued upward pressure in deposit costs resulting from market competition but was offset by reduced borrowing expense during the quarter. Total noninterest bearing deposits to total deposits were 24% at December 31, 2023, compared to 24% at September 30, 2023 and 32% at December 31, 2022. The cumulative loan beta, which measures the sensitivity of a bank's average loan yield to changes in short-term interest rates, is
54% for the current rate-tightening cycle, compared to 61% during the prior tightening cycle from 2015 through 2019. The cumulative deposit beta, which measures the sensitivity of a bank's deposit cost to changes in short-term interest rates, is 50% for the current rate-tightening cycle, compared to 45% during the prior tightening cycle.

Findlay added, “We are pleased to report increased net interest margin on a linked quarter basis to 3.23%. The rapid rise in deposit costs during this tightening cycle has outpaced past cycles. However, during the fourth quarter we were pleased to report increases in loan yields outpaced rising cost of funds. Importantly, the deposit mix shift has stabilized during the second half of 2023.”

Net interest income decreased by $5.9 million, or 3%, for the twelve months ended December 31, 2023, as compared to the twelve months ended December 31, 2022, due primarily to an increase in loan interest income of $104.3 million, offset by a decrease to securities interest income of $4.1 million, an increase in deposit interest expense of $101.5 million, and an increase in borrowing expense of $8.0 million. On a year-to-date basis, revenue increased by $2.1 million, or 1%, to $246.9 million as compared to $244.7 million for 2022. Net interest income was $48.6 million for the fourth quarter of 2023, representing a decrease of $8.2 million, or 14%, as compared to the fourth quarter of 2022. On a linked quarter basis, net interest income increased $206,000, or less than 1%, from $48.4 million for the third quarter of 2023.
Asset Quality

Provision expense was $5.9 million for the year ended December 31, 2023, down by $3.5 million or 38% as compared to $9.4 million during 2022. The company recorded a provision expense of $300,000 in the fourth quarter of 2023, compared to provision expense of $9.0 million in the fourth quarter of 2022. On a linked quarter basis, provision expense decreased by $100,000 from $400,000 for the third quarter of 2023, or 25%.

The allowance for credit loss reserve to total loans was 1.46% at December 31, 2023, down from 1.54% at December 31, 2022, and 1.48% at September 30, 2023. Net charge offs were $6.5 million for the full year 2023 compared to $4.5 million for 2022. Net charge offs to total loans were 0.13% for 2023 compared to 0.10% for 2022. Net charge offs in the fourth quarter of 2023 were $433,000 compared to $3.6 million in the fourth quarter of 2022 and $353,000 during the linked third quarter of 2023. Annualized net charge offs to average loans were 0.04% for the fourth quarter of 2023, compared to 0.31% for the fourth quarter of 2022, and 0.03% for the linked third quarter of 2023.

Nonperforming assets decreased $1.1 million, or 6%, to $16.1 million as of December 31, 2023, versus $17.2 million as of December 31, 2022. On a linked quarter basis, nonperforming assets decreased $632,000, or 4%, compared to $16.7 million as of September 30, 2023 due primarily to loan paydowns. The ratio of nonperforming assets to total assets at December 31, 2023 decreased to 0.25% from 0.27% at December 31, 2022 and decreased from 0.26% at September 30, 2023.

Total individually analyzed and watch list loans increased by $22.1 million, or 14%, to $183.1 million as of December 31, 2023, versus $161.0 million as of December 31, 2022. On a linked quarter basis, total individually analyzed and watch list loans decreased by $3.3 million, or 2%, from $186.4 million at September 30, 2023. Watch list loans as a percentage of total loans increased by 30 basis points to 3.72% at December 31, 2023, compared to 3.42% at December 31, 2022, and decreased by 11 basis points from 3.83% at September 30, 2023.

“While there continue to be concerns related to an economic slowdown in our Indiana communities, we have not seen these concerns translate to broader loan quality issues in our portfolio. Our watch list loans as a percentage of total loans remains near historic lows and we saw a reduction in nonperforming loans during the fourth quarter. These stable asset quality trends are encouraging, yet we continue to closely monitor the loan portfolio. Our semi-annual Loan Portfolio Review in December did not identify any significant concerns as we entered 2024,” added Findlay.

Noninterest Income

Noninterest income increased by $8.0 million, or 19%, to $49.9 million for the twelve months ended December 31, 2023, compared to $41.9 million for the prior year twelve-month period. Adjusted core noninterest income was $43.6 million for the twelve months ended December 31, 2023, an increase of $1.7 million, or 4%, compared to the comparable period of 2022. Wealth advisory fees increased by 5% or $444,000 during 2023, from $8.6 million to $9.1 million, reflecting continued growth in the business and improving equity market valuations. Service charges on deposit accounts decreased by 7% or $822,000 during 2023 from $11.6 million to $10.8 million due primarily to reduced overdraft and other deposit fees. Loan and service fees declined by 4%, or $464,000, during 2023 primarily due to a decline in per transaction revenue as well as declining spend per debit card swipe. Merchant fee income improved by 3%, or $91,000, during 2023.

Other income increased $7.3 million, or 388%, due primarily to insurance recoveries and restitution of $6.3 million that was recognized during the fourth quarter of 2023. Bank owned life insurance income increased $2.7 million, or 625%, due to improved performance for the company’s variable life insurance policies, which track with the performance of the equity markets. The purchase of traditional bank owned life insurance policies in December 2022 contributed further to the increase in bank owned life insurance income. These increases were offset by decreases to mortgage banking income of $887,000, or 140%, service charges on deposit accounts of $822,000, or 7%, investment brokerage fees of $503,000, or 22%, and loan service fees of $464,000, or 4%.

The company’s noninterest income increased $6.7 million, or 64%, to $17.2 million for the fourth quarter of 2023, compared to $10.5 million for the fourth quarter of 2022. The increase in noninterest income was driven primarily by an increase in other income of $6.9 million, or 2197%, due to the recognition of insurance recoveries and restitution of $6.3 million during the fourth quarter of 2023. Contributing further to the increase in other income was increased FHLB dividends and limited partnership income. Adjusted core noninterest income, a non-GAAP financial measure that excludes the impact of wire fraud loss-related recoveries recorded during the fourth quarter of 2023, was $10.9 million, an increase of $389,000, or 4%, compared to the fourth quarter of 2022.

Noninterest income for the fourth quarter of 2023 increased by $6.4 million, or 59%, on a linked quarter basis from $10.8 million during the third quarter of 2023. The linked quarter increase was driven largely by an increase in other income of $6.6 million, or 1110%, due primarily to the aforementioned insurance recoveries and restitution of $6.3 million. Offsetting this increase was a decrease in bank owned life insurance of $269,000, or 27%, due to equity market performance related to the company's variable bank owned life insurance policies. Adjusted core noninterest income for the fourth quarter of 2023 increased $73,000, or 1%, from the linked third quarter of 2023.

Noninterest Expense

Noninterest expense increased by $20.5 million, or 19%, for the twelve months ended December 31, 2023 from $110.2 million to $130.7 million. The increase to noninterest expense during the year was driven by an $18.1 million wire fraud loss that occurred during the second quarter of 2023. Contributing to the increase in noninterest expense during the twelve months ended December 31, 2023 was an increase to professional fees expense of $2.1 million, 32%, an increase to FDIC insurance and other regulatory fees of $1.4 million, or 68%, and an increase in data processing fees and supplies expense of $1.2 million, or 9%. Offsetting these increases was a decrease in other expense of $2.4 million, or 18.0%, driven by reduced accruals related to ongoing litigation matters. Adjusted core noninterest expense, a non-GAAP financial measure that excludes the impact of the wire fraud loss and corresponding reduction to salaries and employee benefits, was $114.0 million for the twelve months ended December 31, 2023, an increase of $3.8 million, or 3%, compared to the twelve months ended December 31, 2022.

Noninterest expense increased $2.0 million, or 7%, to $29.4 million for the fourth quarter of 2023, compared to $27.4 million during the fourth quarter of 2022. The increase in noninterest expense during the quarter was driven by an increase in salaries and employee benefits of $1.0 million, or 7%. FDIC insurance and other regulatory fees of $411,000, or 85%, from increased FDIC insurance assessments due to a blanket increase to the assessment rate used by the FDIC to calculate premiums. Data processing fees and supplies expense increased $382,000, or 12%, from continued investment in technology-driven products and services. Professional fees increased $343,000, or 18%, from increased fees associated with the bank's cash swap collateral position. On a linked quarter basis, noninterest expense increased by $348,000, or 1%, from $29.1 million during the third quarter of 2023.

The company's efficiency ratio for the twelve months ended December 31, 2023 was 52.9% compared to 45.0% for the twelve months ended December 31, 2022. The company's adjusted core efficiency ratio, which excludes the impact of the wire fraud loss and other related effects, was 47.4% for the twelve months ended December 31, 2023.

The company’s efficiency ratio was 44.7% for the fourth quarter of 2023, compared to 40.7% for the fourth quarter of 2022 and 49.1% for the linked third quarter of 2023.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio, adjusted tangible common equity, adjusted tangible assets, adjusted tangible common equity to adjusted tangible assets ratio, pretax pre-provision earnings, adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of global conflicts, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2023 FINANCIAL HIGHLIGHTS

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
END OF PERIOD BALANCES	2023	2023	2022	2023	2022
Assets	$6,524,029	$6,426,844	$6,432,371	$6,524,029	$6,432,371
Investments	1,181,646	1,105,026	1,313,770	1,181,646	1,313,770
Loans	4,916,534	4,870,965	4,710,396	4,916,534	4,710,396
Allowance for Credit Losses	71,972	72,105	72,606	71,972	72,606
Deposits	5,720,525	5,657,075	5,460,620	5,720,525	5,460,620
Brokered Deposits	135,405	177,430	10,027	135,405	10,027
Core Deposits (1)	5,585,120	5,479,645	5,450,593	5,585,120	5,450,593
Total Equity	649,793	557,184	568,887	649,793	568,887
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	645,990	553,381	565,084	645,990	565,084
Adjusted Tangible Common Equity (2)	800,450	780,756	753,238	800,450	753,238
AVERAGE BALANCES
Total Assets	$6,514,430	$6,498,984	$6,304,366	$6,464,980	$6,427,579
Earning Assets	6,145,937	6,145,894	5,958,113	6,114,225	6,123,163
Investments	1,107,862	1,171,426	1,312,050	1,184,659	1,432,287
Loans	4,879,695	4,849,758	4,563,321	4,813,678	4,427,166
Total Deposits	5,802,592	5,572,466	5,633,040	5,604,228	5,717,358
Interest Bearing Deposits	4,428,140	4,154,825	3,867,655	4,128,922	3,874,581
Interest Bearing Liabilities	4,441,425	4,382,380	3,893,652	4,295,743	3,913,195
Total Equity	572,653	592,510	537,985	588,667	596,487
INCOME STATEMENT DATA
Net Interest Income	$48,599	$48,393	$56,837	$197,035	$202,887
Net Interest Income-Fully Tax Equivalent	49,914	49,712	58,346	202,347	208,514
Provision for Credit Losses	300	400	8,958	5,850	9,375
Noninterest Income	17,208	10,835	10,519	49,858	41,862
Noninterest Expense	29,445	29,097	27,434	130,710	110,210
Net Income	29,626	25,252	25,977	93,767	103,817
Pretax Pre-Provision Earnings (2)	36,362	30,131	39,922	116,183	134,539
PER SHARE DATA
Basic Net Income Per Common Share	$1.16	$0.99	$1.02	$3.67	$4.07
Diluted Net Income Per Common Share	1.16	0.98	1.01	3.65	4.04
Cash Dividends Declared Per Common Share	0.46	0.46	0.40	1.84	1.60
Dividend Payout	39.66%	46.94%	39.60%	50.41%	39.60%
Book Value Per Common Share (equity per share issued)	$25.37	$21.75	$22.28	$25.37	$22.28
Tangible Book Value Per Common Share (2)	25.22	21.60	22.13	25.22	22.13

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
PER SHARE DATA (continued)	2023	2023	2022	2023	2022
Market Value – High	$67.88	$57.00	$83.57	$77.07	$85.71
Market Value – Low	45.59	44.46	71.37	43.05	64.05
Basic Weighted Average Common Shares Outstanding	25,614,420	25,613,456	25,536,026	25,604,751	25,528,328
Diluted Weighted Average Common Shares Outstanding	25,732,870	25,693,535	25,754,274	25,723,165	25,712,538
KEY RATIOS
Return on Average Assets	1.80%	1.54%	1.63%	1.45%	1.62%
Return on Average Total Equity	20.52	16.91	19.16	15.93	17.40
Average Equity to Average Assets	8.79	9.12	8.53	9.11	9.28
Net Interest Margin	3.23	3.21	3.89	3.31	3.40
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	44.74	49.13	40.73	52.94	45.03
Loans to Deposits	85.95	86.10	86.26	85.95	86.26
Investment Securities to Total Assets	18.11	17.19	20.42	18.11	20.42
Tier 1 Leverage (3)	11.82	11.64	11.50	11.82	11.50
Tier 1 Risk-Based Capital (3)	14.21	13.88	13.82	14.21	13.82
Common Equity Tier 1 (CET1) (3)	14.21	13.88	13.82	14.21	13.82
Total Capital (3)	15.46	15.13	15.07	15.46	15.07
Tangible Capital (2)	9.91	8.62	8.79	9.91	8.79
Adjusted Tangible Capital (2)	11.99	11.74	11.38	11.99	11.38
ASSET QUALITY
Loans Past Due 30 - 89 Days	$3,360	$1,782	$1,169	$3,360	$1,169
Loans Past Due 90 Days or More	27	19	123	27	123
Nonaccrual Loans	15,687	16,290	16,964	15,687	16,964
Nonperforming Loans	15,714	16,309	17,087	15,714	17,087
Other Real Estate Owned	384	384	100	384	100
Other Nonperforming Assets	8	45	37	8	37
Total Nonperforming Assets	16,106	16,738	17,224	16,106	17,224
Individually Analyzed Loans	16,124	16,739	31,327	16,124	31,327
Non-Individually Analyzed Watch List Loans	166,961	169,621	129,671	166,961	129,671
Total Individually Analyzed and Watch List Loans	183,085	186,360	160,998	183,085	160,998
Gross Charge Offs	566	480	3,923	7,332	5,134
Recoveries	133	127	332	848	592
Net Charge Offs/(Recoveries)	433	353	3,591	6,484	4,542
Net Charge Offs/(Recoveries) to Average Loans	0.04%	0.03%	0.31%	0.13%	0.10%
Credit Loss Reserve to Loans	1.46	1.48	1.54	1.46	1.54
Credit Loss Reserve to Nonperforming Loans	458.01	442.11	424.91	458.01	424.91
Nonperforming Loans to Loans	0.32	0.33	0.36	0.32	0.36
Nonperforming Assets to Assets	0.25	0.26	0.27	0.25	0.27

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
ASSET QUALITY (continued)	2023	2023	2022	2023	2022
Total Individually Analyzed and Watch List Loans to Total Loans	3.72%	3.83%	3.42%	3.72%	3.42%
OTHER DATA
Full Time Equivalent Employees	619	614	609	619	609
Offices	53	53	52	53	52

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for December 31, 2023 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	December 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and due from banks	$70,451	$80,992
Short-term investments	81,373	49,290
Total cash and cash equivalents	151,824	130,282

Securities available-for-sale, at fair value	1,051,728	1,185,528
Securities held-to-maturity, at amortized cost (fair value of $119,215 and $111,029, respectively)	129,918	128,242
Real estate mortgage loans held-for-sale	1,158	357

Loans, net of allowance for credit losses of $71,972 and $72,606	4,844,562	4,637,790

Land, premises and equipment, net	57,899	58,097
Bank owned life insurance	109,114	108,407
Federal Reserve and Federal Home Loan Bank stock	21,420	15,795
Accrued interest receivable	30,011	27,994
Goodwill	4,970	4,970
Other assets	121,425	134,909
Total assets	$6,524,029	$6,432,371

LIABILITIES
Noninterest bearing deposits	$1,353,477	$1,736,761
Interest bearing deposits	4,367,048	3,723,859
Total deposits	5,720,525	5,460,620

Federal Funds purchased	0	22,000
Federal Home Loan Bank advances	50,000	275,000
Total borrowings	50,000	297,000

Accrued interest payable	20,893	3,186
Other liabilities	82,818	102,678
Total liabilities	5,874,236	5,863,484

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,903,686 shares issued and 25,430,566 outstanding as of December 31, 2023
25,825,127 shares issued and 25,349,225 outstanding as of December 31, 2022	127,692	127,004
Retained earnings	692,760	646,100
Accumulated other comprehensive income (loss)	(155,195)	(188,923)
Treasury stock, at cost (473,120 shares and 475,902 shares as of December 31, 2023 and December 31, 2022, respectively)	(15,553)	(15,383)
Total stockholders’ equity	649,704	568,798
Noncontrolling interest	89	89
Total equity	649,793	568,887
Total liabilities and equity	$6,524,029	$6,432,371

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
NET INTEREST INCOME
Interest and fees on loans
Taxable	$80,631	$65,424	$304,130	$202,004
Tax exempt	1,016	753	3,885	1,664
Interest and dividends on securities
Taxable	3,187	3,519	13,153	14,132
Tax exempt	4,009	4,944	16,396	19,553
Other interest income	2,099	713	5,703	2,214
Total interest income	90,942	75,353	343,267	239,567

Interest on deposits	42,154	18,244	137,791	36,281
Interest on borrowings
Short-term	189	272	8,441	272
Long-term	0	0	0	127
Total interest expense	42,343	18,516	146,232	36,680

NET INTEREST INCOME	48,599	56,837	197,035	202,887

Provision for credit losses	300	8,958	5,850	9,375

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	48,299	47,879	191,185	193,512

NONINTEREST INCOME
Wealth advisory fees	2,311	2,086	9,080	8,636
Investment brokerage fees	445	607	1,815	2,318
Service charges on deposit accounts	2,682	2,914	10,773	11,595
Loan and service fees	2,968	3,083	11,750	12,214
Merchant and interchange fee income	907	900	3,651	3,560
Bank owned life insurance income	740	644	3,133	432
Interest rate swap fee income	0	87	794	579
Mortgage banking income (loss)	(70)	(138)	(254)	633
Net securities gains (losses)	(9)	21	(25)	21
Other income	7,234	315	9,141	1,874
Total noninterest income	17,208	10,519	49,858	41,862

NONINTEREST EXPENSE
Salaries and employee benefits	15,733	14,690	59,147	58,530
Net occupancy expense	1,486	1,494	6,360	6,287
Equipment costs	1,443	1,513	5,632	5,763
Data processing fees and supplies	3,698	3,316	14,003	12,826
Corporate and business development	877	1,120	4,807	5,198
FDIC insurance and other regulatory fees	894	483	3,363	1,999
Professional fees	2,299	1,956	8,583	6,483
Wire fraud loss	0	0	18,058	0
Other expense	3,015	2,862	10,757	13,124
Total noninterest expense	29,445	27,434	130,710	110,210

INCOME BEFORE INCOME TAX EXPENSE	36,062	30,964	110,333	125,164
Income tax expense	6,436	4,987	16,566	21,347
NET INCOME	$29,626	$25,977	$93,767	$103,817

BASIC WEIGHTED AVERAGE COMMON SHARES	25,614,420	25,536,026	25,604,751	25,528,328

BASIC EARNINGS PER COMMON SHARE	$1.16	$1.02	$3.67	$4.07

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,732,870	25,754,274	25,723,165	25,712,538

DILUTED EARNINGS PER COMMON SHARE	$1.16	$1.01	$3.65	$4.04

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	December 31, 2023		September 30, 2023		December 31, 2022
Commercial and industrial loans:
Working capital lines of credit loans	$604,893	12.3%	$589,345	12.1%	$650,948	13.8%
Non-working capital loans	815,871	16.6	812,875	16.7	842,101	17.9
Total commercial and industrial loans	1,420,764	28.9	1,402,220	28.8	1,493,049	31.7

Commercial real estate and multi-family residential loans:
Construction and land development loans	634,435	12.9	633,920	13.0	517,664	11.0
Owner occupied loans	825,464	16.8	811,175	16.6	758,091	16.0
Nonowner occupied loans	724,101	14.7	740,783	15.2	706,107	15.0
Multifamily loans	253,534	5.1	236,581	4.8	197,232	4.2
Total commercial real estate and multi-family residential loans	2,437,534	49.5	2,422,459	49.6	2,179,094	46.2

Agri-business and agricultural loans:
Loans secured by farmland	162,890	3.3	183,241	3.8	201,200	4.3
Loans for agricultural production	225,874	4.6	197,287	4.0	230,888	4.9
Total agri-business and agricultural loans	388,764	7.9	380,528	7.8	432,088	9.2

Other commercial loans	120,726	2.5	125,939	2.6	113,593	2.4
Total commercial loans	4,367,788	88.8	4,331,146	88.8	4,217,824	89.5

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	258,103	5.2	247,114	5.1	212,742	4.5
Open end and junior lien loans	189,663	3.9	189,611	3.9	175,575	3.7
Residential construction and land development loans	8,421	0.2	12,888	0.3	19,249	0.4
Total consumer 1-4 family mortgage loans	456,187	9.3	449,613	9.3	407,566	8.6

Other consumer loans	96,022	1.9	93,737	1.9	88,075	1.9
Total consumer loans	552,209	11.2	543,350	11.2	495,641	10.5
Subtotal	4,919,997	100.0%	4,874,496	100.0%	4,713,465	100.0%
Less: Allowance for credit losses	(71,972)		(72,105)		(72,606)
Net deferred loan fees	(3,463)		(3,531)		(3,069)
Loans, net	$4,844,562		$4,798,860		$4,637,790

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	December 31, 2023	September 30, 2023	December 31, 2022
Noninterest bearing demand deposits	$1,353,477	$1,377,650	$1,736,761
Savings and transaction accounts:
Savings deposits	301,168	315,651	403,773
Interest bearing demand deposits	3,049,059	2,891,683	2,693,900
Time deposits:
Deposits of $100,000 or more	792,738	756,107	455,427
Other time deposits	224,083	315,984	170,759
Total deposits	$5,720,525	$5,657,075	$5,460,620
FHLB advances and other borrowings	50,000	90,000	297,000
Total funding sources	$5,770,525	$5,747,075	$5,757,620

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended December 31, 2023			Three Months Ended September 30, 2023			Three Months Ended December 31, 2022
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,820,389	$80,631	6.64%	$4,791,156	$78,910	6.53%	$4,512,012	$65,424	5.75%
Tax exempt (1)	59,306	1,265	8.46	58,602	1,258	8.52	51,309	948	7.33
Investments: (1)
Securities	1,107,862	8,262	2.96	1,171,426	8,169	2.77	1,312,050	9,777	2.96
Short-term investments	2,610	32	4.86	2,533	29	4.54	2,312	18	3.09
Interest bearing deposits	155,770	2,067	5.26	122,177	1,576	5.12	80,430	695	3.43
Total earning assets	$6,145,937	$92,257	5.96%	$6,145,894	$89,942	5.81%	$5,958,113	$76,862	5.12%
Less: Allowance for credit losses	(72,165)			(71,997)			(67,815)
Nonearning Assets
Cash and due from banks	69,563			68,669			72,487
Premises and equipment	58,436			58,782			58,501
Other nonearning assets	312,659			297,636			283,080
Total assets	$6,514,430			$6,498,984			$6,304,366

Interest Bearing Liabilities
Savings deposits	$306,875	$52	0.07%	$329,557	$57	0.07%	$415,942	$86	0.08%
Interest bearing checking accounts	3,073,570	30,953	4.00	2,873,795	27,891	3.85	2,781,061	16,727	2.39
Time deposits:
In denominations under $100,000	220,678	1,810	3.25	211,039	1,507	2.83	172,622	337	0.77
In denominations over $100,000	827,017	9,339	4.48	740,434	7,654	4.10	498,030	1,094	0.87
Miscellaneous short-term borrowings	13,285	189	5.64	227,555	3,121	5.44	25,997	272	4.15
Long-term borrowings	0	0	0.00	0	0	0.00	0	0	0.00
Total interest bearing liabilities	$4,441,425	$42,343	3.78%	$4,382,380	$40,230	3.64%	$3,893,652	$18,516	1.89%
Noninterest Bearing Liabilities
Demand deposits	1,374,452			1,417,641			1,765,385
Other liabilities	125,900			106,453			107,344
Stockholders' Equity	572,653			592,510			537,985
Total liabilities and stockholders' equity	$6,514,430			$6,498,984			$6,304,366
Interest Margin Recap
Interest income/average earning assets		92,257	5.96%		89,942	5.81%		76,862	5.12%
Interest expense/average earning assets		42,343	2.73		40,230	2.60		18,516	1.23
Net interest income and margin		$49,914	3.23%		$49,712	3.21%		$58,346	3.89%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.32 million, $1.32 million and $1.51 million in the three-month periods ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2023	Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Total Equity	$649,793	$557,184	$568,887	$649,793	$568,887
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	645,990	553,381	565,084	645,990	565,084
Market Value Adjustment in AOCI	154,460	227,375	188,154	154,460	188,154
Adjusted Tangible Common Equity	800,450	780,756	753,238	800,450	753,238

Assets	$6,524,029	$6,426,844	$6,432,371	$6,524,029	$6,432,371
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,520,226	6,423,041	6,428,568	6,520,226	6,428,568
Market Value Adjustment in AOCI	154,460	227,375	188,154	154,460	188,154
Adjusted Tangible Assets	6,674,686	6,650,416	6,616,722	6,674,686	6,616,722

Ending Common Shares Issued	25,614,585	25,614,163	25,536,026	25,614,585	25,536,026

Tangible Book Value Per Common Share	$25.22	$21.60	$22.13	$25.22	$22.13

Tangible Common Equity/Tangible Assets	9.91%	8.62%	8.79%	9.91%	8.79%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	11.99%	11.74%	11.38%	11.99%	11.38%

Net Interest Income	$48,599	$48,393	$56,837	$197,035	$202,887
Plus: Noninterest Income	17,208	10,835	10,519	49,858	41,862
Minus: Noninterest Expense	(29,445)	(29,097)	(27,434)	(130,710)	(110,210)

Pretax Pre-Provision Earnings	$36,362	$30,131	$39,922	$116,183	$134,539

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated using GAAP amounts. These adjusted amounts are calculated by excluding the impact of the wire fraud loss, corresponding reduction to salaries and employee benefits and subsequent insurance recoveries for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended				Twelve Months Ended
	Dec. 31, 2023		Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Noninterest Income	$17,208		$10,835	$10,519	$49,858	$41,862
Less: Recoveries	(6,300)		0	0	(6,300)	0
Adjusted Core Noninterest Income	$10,908		$10,835	$10,519	$43,558	$41,862

Noninterest Expense	$29,445		$29,097	$27,434	$130,710	$110,210
Less: Wire Fraud Loss	0		0	0	(18,058)	0
Plus: Salaries and Employee Benefits (1)	(453)		0	0	1,397	0
Adjusted Core Noninterest Expense	$28,992		$29,097	$27,434	$114,049	$110,210

Earnings Before Income Taxes	$36,062		$29,731	$30,964	$110,333	$125,164
Adjusted Core Impact:
Noninterest Income	(6,300)		0	0	(6,300)	0
Noninterest Expense	453		0	0	16,661	0
Total Adjusted Core Impact	(5,847)		0	0	10,361	0
Adjusted Earnings Before Income Taxes	30,215		29,731	30,964	120,694	125,164
Tax Effect	(4,996)		(4,479)	(4,987)	(19,119)	(21,347)
Core Operational Profitability (2)	$25,219		$25,252	$25,977	$101,575	$103,817

Diluted Earnings Per Share	$1.16	`	$0.98	$1.01	$3.65	$4.04
Impact of Wire Fraud Loss, Net of Recoveries	(0.18)		0.00	0.00	0.30	0.00
Core Operational Diluted Earnings Per Common Share	$0.98		$0.98	$1.01	$3.95	$4.04

Adjusted Core Efficiency Ratio	48.72%		49.13%	40.73%	47.40%	45.03%

(1)Long-term, incentive-based compensation accruals were reduced as a result of the wire fraud loss.
(2)Core operational profitability was $4.4 million lower and $7.8 million higher than reported net income for the three months and twelve months ended December 31, 2023, respectively.

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